UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

AKORN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Schedule 14A is being filed to amend the Schedule 14A filed on May 5, 2017 to correct a typographical error. Akorn, Inc. began sending the following communication to employees on May 5, 2017.

Akorn Employee FAQs – Bulletin #1
May 5, 2017

Overall

1.	What is the anticipated timing of the close?

We have entered into a merger agreement with Fresenius Kabi.  As we announced, there is U.S. regulatory review and Akorn shareholder approval that need to take place in order for this transaction to close.  We presently anticipate closing by early 2018.  We are committed to keeping you informed as the process moves forward.

2.	Why are Akorn and Fresenius Kabi better together?

Together we will have the opportunity...

■	To serve customers across more customer channels – and build a foundation for future biosimilars as well
■	To broaden our portfolio with new products and dosage forms – ophthalmic, topical, nasal, otic, in addition to injectables in vials and ready-to-use presentations
■	To strengthen our pipeline which together would have more than 130 ANDAs and NDAs awaiting FDA approval
■	To accelerate growth in U.S. through award-winning sales and service teams and enter international markets through the Fresenius global footprint

3.	What will the next weeks/months be like as the deal is finalized?

Until the close of the transaction, Akorn and Fresenius Kabi are required to and will be operating as two independent companies.  We need to deliver our business objectives.  There will be integration planning activities, but no actual integration of the companies until close.

4.	How will decisions about the integration of Akorn with Fresenius Kabi be made?

Leaders from Akorn and Fresenius Kabi will work together to determine how best to integrate Akorn into Fresenius Kabi once the transaction is completed.  We will take time to learn about each other’s resources, capabilities, and expertise; form teams to consider best practices, processes and ideas.

5.	When can we start working together with our new Fresenius associates?

We will soon begin sharing information for the purposes of integration planning under carefully prescribed legal terms, but until the acquisition is complete, Akorn and Fresenius Kabi are separate companies and must continue to operate independently.  Get advice from the Legal Department before engaging in discussions with Fresenius.

It is essential that you consult with your executive team member or Legal department before sharing any information that might be considered proprietary or competitive.  We will publish more detailed guidelines on information-sharing in the near future.

Compensation and Benefits

1.	How will this affect my compensation and benefits?

For one year following the closing Fresenius Kabi has committed to maintain base pay at no less favorable levels and provide employee benefits (such as health insurance) that are substantially comparable to what you had with Akorn.

2.	How will this impact our bonuses? How will bonuses be handled post-close?

If you currently participate in an Akorn bonus plan, your bonus for the plan year in which the closing occurs will be pro-rated for the portion of the plan year that is completed prior to the closing, with your performance and Akorn’s performance measured through the closing.  For example, if the closing occurs on March 1, 2018, your 2018 plan year bonus would be prorated from January – February 2018 and be based on both your performance and Akorn’s performance during this time period. Following the closing, you will participate in Fresenius Kabi’s bonus plans. Additionally, Fresenius Kabi will provide you with one or more “true-up” payments designed to make up for any shortfall between (1) the bonus payments you receive under Fresenius Kabi’s bonus plans for the period between the closing and December 31, 2018 and (2) the bonus payments you would have received for such period based on your target bonus opportunity and base salary as in effect as of the closing.  Please note that if the closing occurs in 2018, then your 2017 bonus will be handled just as it would be in any other plan year.

3.	How will my outstanding stock options and RSUs be treated?

Each of your outstanding stock options, whether vested or unvested, will be canceled in exchange for a cash payment based on the number of shares underlying the stock option multiplied by the excess, if any, of $34 (the price per share that will be paid by Fresenius Kabi as part of the acquisition) over the exercise price of the stock option.  Any stock options with an exercise price that is equal to or greater than $34 will be canceled for no consideration.

Each of your RSUs that were granted prior to April 24, 2017 will be canceled in exchange for a cash payment equal to the number of shares underlying the RSUs multiplied by $34.

4.	Will there be a Long-Term Incentive (LTI) award made in 2017?

The Board of Directors approved LTI awards effective as of May 4, 2017.  These awards were in the form of Restricted Stock Units (RSUs).  Upon the closing of the merger, these RSUs will be converted into an unvested award representing the opportunity to receive fixed cash payments in an aggregate amount equal to the number of shares underlying the RSUs multiplied by $34.  The converted awards will continue to vest and will be paid in installments following the closing in accordance with the RSUs’ original four-year vesting schedule, subject to your continued employment.  However, the converted awards will accelerate in the event you are terminated without cause following the closing or you resign following the closing as a result of a relocation of your work location by more than 50 miles, or as a result of other circumstances which may be described in your award agreement.  Recipients of these RSUs will be receiving more information.

5.	My offer letter says that I may receive a stock option grant as a new hire. How is that being treated?

Similar to the LTI awards noted above, the Board of Directors granted these awards in the form of RSUs instead of Stock Options.  These RSUs will be treated as described in item 4 above.  Recipients of these RSUs will be receiving more information.

6.	What will happen to the ESPP? If the close is before year end will participants’ payroll deductions be refunded or will the offering period be shortened?

Payroll deductions will continue for participants enrolled in the current offering period, however those participants will not be permitted to increase their contribution levels between now and the closing.  We will not allow any new entrants into the ESPP and the offering period that was scheduled to begin in mid-2017 will be canceled.  If the closing occurs before the end of the current offering period, then the current offering period will be shortened so that it ends on a date prior to the closing and shares will be purchased at the discounted price in accordance with the plan.  Those shares will be treated in the same manner as all other outstanding shares of Akorn common stock in connection with the transaction with Fresenius Kabi.

7.	I am receiving tuition reimbursement. Will the deal impact this?

Akorn will honor current tuition reimbursement commitments until close.  As we are in the very early stages of the integration planning process, we cannot comment on such plans for the post-close entity.

8.	What will happen to my 401K?

All 401(k) contributions will vest as of the closing.  As we are in the very early stages of the integration planning process, we cannot comment on such plans after close.

9.	How will years of service be handled?

Fresenius Kabi will generally recognize your years of service with Akorn for purposes of your participation in Fresenius Kabi employee benefit plans.  We don’t yet know the details of the Fresenius Kabi benefit plans.

Talent Acquisition

1.	How will applications be managed pre-close? Approval process? (i.e. Fresenius Kabi Scientist applies to Akorn).

Akorn and Fresenius Kabi remain independent companies and must operate independently of one another until after the closing.  Talent acquisition will generally continue in the ordinary course of business.

2.	How will temps/consultants be handled pre-close?

There is no change. It is business as usual.

3.	I am working on a visa or in the process of getting my green card or visa extension/renewal. How will this impact my status?

Akorn will continue the processing of all immigration matters through our normal course of business as we are an independent company.

4.	How will this impact new H1B or green card filings?

Akorn will continue the processing of all immigration matters.  As we heard from the Fresenius Kabi leaders on April 26, 2017, their organization also does sponsorship of visas.

2017 Goals and Objectives

1.	We just established our 2017 objectives. Will goals and objectives change for all employees?

Akorn and Fresenius Kabi remain independent companies and must operate independently of one another until after the closing. Akorn still needs to deliver our business priorities, so many of your objectives should remain the same.  We recognize that there may be some shifts in priorities due to the acquisition.  Please talk with your manager or functional leader to determine if there are any priority shifts for you.

2.	How will the acquisition impact 2017 performance reviews?

We expect 2017 performance reviews to be conducted using our new MAP process as planned at the end of the year.    It is critical for you to remain focused on delivering against your business objectives and your individual development plan. Individual performance will still be used as a measure for 2017 bonus planning.

Severance

1.	Are lay-offs expected? If so, which departments will be affected?

As we are in very early stages of the integration planning process, we don’t know which employees the merger may affect post close.  Until close, Akorn and Fresenius Kabi remain independent companies and it is business as usual.

2.	If there are lay-offs, what will our severance package be?

If reductions are necessary, we will treat people fairly.  We intend to adopt a new U.S. severance program, which will provide a prorated annual bonus and the severance benefits set forth in the table below in the event of a termination without cause following the closing or resignation following the closing as a result of a relocation of the employee’s work location by more than 50 miles.  Fresenius Kabi will honor the terms of the new severance program as well as any existing Akorn severance plans for 12 months following the closing.

Level	Weeks of Annual Base Pay and Continued Coverage under Health and Welfare Plans
Hourly Employees	1 week for each completed year of service, with a minimum of 4 weeks, to a max of 13 weeks
Manager & Exempt Individual Contributors	1 week for each completed year of service, with a minimum of 8 weeks, to a max of 26 weeks
Directors & Executive Directors	2 weeks for each completed year of service, with a minimum of 12 weeks, to a max of 26 weeks
Vice Presidents and above	2 weeks for each completed year of service, with a minimum of 16 weeks, to a max of 36 weeks

Facilities

1.	Where will the company be headquartered after the transaction closes?

That is a decision that Fresenius Kabi will be making.  We do know that their U.S. headquarters is in Lake Zurich, IL, about 15 miles from our offices in Lake Forest, IL.

2.	Will this affect the move for Copiague based R&D to the new Cranbury R&D location?

No.  The move from Copiague to Cranbury for our Copiague R&D team will continue to move forward.

3.	What is the impact on the plants and other locations?

As we heard, Fresenius Kabi does believe in local manufacturing where they do business, and they have been investing heavily in their manufacturing network in the U.S. and abroad.  Akorn brings new manufacturing capabilities to Fresenius Kabi, so it will take time to assess the optimum manufacturing network to support growth.  Moreover, until close, Akorn will continue to operate as an independent company.

Practices

1.	Will Akorn move to casual dress and working from home one day per week as we heard Fresenius Kabi does?

We are two independent companies and there are no plans to change our current expectations regarding dress or our working arrangements.

Additional Information and Where to Find It
This letter may be deemed to be solicitation material in respect of the proposed acquisition of Akorn, Inc. (“Akorn”) by Fresenius Kabi AG (“Fresenius Kabi”). In connection with the proposed acquisition, Akorn intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including Akorn’s proxy statement in preliminary and definitive form. Shareholders of Akorn are urged to read all relevant documents filed with the SEC, including Akorn’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Akorn at http://investors.akorn.com/phoenix.zhtml?c=78132&p=irol-sec or by directing a request to Stephanie Carrington, Senior Vice President, ICR at 847-279-6162 or Stephanie.Carrington@icrinc.com.

Participants in the Solicitation
Akorn and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of Akorn in favor of the proposed transaction. Information about Akorn’s directors and executive officers is set forth in Akorn’s Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Shareholders, which was filed with the SEC on March 20, 2017, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 1, 2017. These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Akorn’s shareholders generally, will also be included in Akorn’s proxy statement relating to the proposed transaction, when it becomes available.